Exhibit 10.1

Bristol West Holdings, Inc.

Dated as of
May 25, 2006

James R. Fisher
c/o Fisher Capital Corp. LLC
8 Clarke Drive
Cranbury, New Jersey 08512

Dear Jim:

          On behalf of Bristol West Holdings, Inc. (the “Company”), I am pleased to confirm your continued employment as the Executive Chairman of the Company, effective July 1, 2006, on the terms and conditions set forth in this letter agreement. Your employment agreement dated as of January 1, 2004 shall not be renewed and your employment as Chief Executive Officer shall terminate effective June 30, 2006.  In your capacity as Executive Chairman, you shall have such duties, responsibilities and authorities as the board of directors of the Company (the “Board”) shall determine are appropriate for your position, and you shall devote your reasonable business time to such duties, responsibilities and authorities. Such duties, responsibilities and authorities shall include, without limitation, preparing for and conducting Board meetings, communicating with Board members between meetings and consulting with the Chief Executive Officer and other senior executive officers on strategic and operational issues.

          With respect to compensation for your services as the Executive Chairman of the Company, subject to your continued employment with the Company, you will receive the following compensation, from which the Company shall be entitled to withhold any amounts required by applicable law:

i)     Beginning on July 1, 2006, the Company shall pay you a base salary (“Base Salary”) at the rate of $350,000 per annum. Your Base Salary shall be payable quarterly in arrears within ten (10) business days after the end of each such quarter.  Your Base Salary may be changed at the sole discretion of the Compensation Committee of the Board (or, if necessary, such other committee that satisfies the requirements of Section 162(m) of the Internal Revenue Code and the regulations thereunder) (the “Committee”), but in no event shall your Base Salary be changed to a level below $350,000 per annum.

(ii) You will be eligible to earn an annual bonus award in such amounts, if any, as may be awarded by the Committee in its sole discretion in accordance with the Company’s annual incentive plans.

(iii) You will be eligible to receive grants of long-term restricted stock awards in such amounts, if any, that the Committee may choose to award in its sole discretion.

          Subject to the terms and conditions set forth in this letter agreement, the term of your employment with the Company hereunder shall begin on July 1, 2006 and shall end on June 30, 2007 (the “Initial Term”); provided, however, that commencing on June 30, 2007 and on each June 30 thereafter, the term of your employment hereunder shall be automatically extended for an additional one-year period (each such period, an “Extended Term”).  Notwithstanding the foregoing, your employment hereunder will terminate upon the earliest to occur of: (i) the expiration of the Initial Term or any Extended Term, as applicable, in the event that you or the Company provides the other party with written notice of nonrenewal of such term no later than ninety (90) days prior to the commencement of any Extended Term; (ii) termination of your employment by the Company with or without Cause (as defined below) at any time following written notice to you thereof; or (iii) termination of your employment by you for any reason following ninety (90) days advance written notice to the Company thereof (except in the case of your death or permanent disability (as defined below)).

          If, during the Initial Term or any Extended Term, your employment is terminated for any reason by you or by the Company as provided above (including upon the nonrenewal of the term of your employment hereunder by either party), you will be entitled to receive such payments (including any accrued but unpaid Base Salary) as to which you may be entitled (or may have accrued) as of the date of termination. Also in the event of any termination of your employment, any Company Stock or options to purchase Company Stock that you hold, directly or indirectly, will be governed by the terms of the applicable agreements under which you hold such Company Stock and/or options.

          In addition to the foregoing, if, during the Initial Term or any Extended Term, your employment is terminated (i) by the Company without Cause as provided above (which in no event shall include the nonrenewal of the term of your employment hereunder by the Company or any termination due to your death or permanent disability) or (ii) by you for any reason as a result of an Associates Sale (as defined below), following thirty (30) days advance written notice of such termination delivered to the Company not earlier than the date the Associates Sale occurs, subject to your continued compliance with the confidentiality and nondisparagement covenants contained herein (as described below), for the remainder of the Initial Term or the Extended Term, as applicable (in either case without any extensions thereof) the Company shall provide you with continued payment to you of your then Base Salary, payable as set forth above. These severance payments are in lieu of any other severance payments or benefits to which you may be entitled under any other Company severance plan or policy.  For purposes of this paragraph, “Associates Sale” shall mean the sale or other disposition (either in one transaction or in a series of transactions) of all of the shares of common stock in the Company (“Company Stock”) that Bristol West Associates LLC (“Associates”) owns, directly or indirectly.

          For purposes of this letter agreement, (i) “Cause” shall mean (A) your willful and continued failure to perform your material duties with respect to the Company or its subsidiaries which continues beyond 10 days after a written demand for substantial performance is delivered to you by the Company, (B) your willful misconduct involving dishonesty or breach of trust in connection with your employment which results in a demonstrable injury (which is other than de minimis or insignificant) to the Company, (C) conviction for any felony or misdemeanor involving moral turpitude, or (D) any material breach of your covenant not to disclose Confidential Information or not to disparage the Company and its Beneficiaries, as provided below and (ii) “permanent disability” shall mean you are unable to engage in the activities required by your job by reason of any medically determined physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

          Upon any termination of your employment with the Company, you agree to resign, as of the date of such termination and to the extent applicable, from any board of directors or committees of the Company or its affiliates on which you serve and any board, committees or other organizations on which you serve in a representative capacity of the Company or its affiliates.

          As a condition of your employment, you agree that you shall not at any time during or after your employment with the Company disclose any Confidential Information (as hereinafter defined) pertaining to the business of the Company or any of its subsidiaries, except (i) when required by applicable law or (ii) in connection with any strategic transaction involving the Company and only after receipt of authorization from the Board to disclose such Confidential Information.  For the purposes of this letter agreement, “Confidential Information” shall mean all non-public information concerning the financial data, strategic business plans, and other non-public, proprietary and confidential information of the Company, its subsidiaries, Associates, and their affiliates as in existence as of the date of your termination of employment. You also hereby agree not to issue any press release or otherwise make any private or public statement (whether oral, in writing or in any other form), directly or through any person or entity, which is derogatory, disparaging or damaging to, which alleges improper conduct by, or which is reasonably likely to result in or could reasonably be determined to be intended to cause damage or embarrassment to, the Company, its successors, subsidiaries, affiliates, officers, directors, employees, shareholders, representatives, agents, servants and assigns, or anyone acting on their behalf (the “Beneficiaries”), other than any such statement that may be required by applicable law.

          During the term of your employment with the Company and for 12 months thereafter, you agree that you shall not, without the Board’s written consent, directly or indirectly (i) be engaged in any business that is principally engaged, within the states in which the Company conducts business and all states contiguous thereto, in the principal business of the Company and its subsidiaries at the relevant time or (ii) solicit or offer employment to any person who has been employed by the Company or any of its subsidiaries at any time during the 12 months immediately preceding such solicitation. Notwithstanding anything herein to the contrary: (1) you shall be permitted to provide services, directly or indirectly, to Kohlberg Kravis Roberts & Co., L.P. or any affiliate thereof , to be paid for such services, and to continue to manage and direct your personal investments without limitation thereof; and (2) you may engage in certain investment and advisory activities related to your position with Fisher Capital Corp. LLC, which activities are not connected with your employment with the Company and for which you may receive compensation from sources that are not affiliated with the Company.

          All notices or communications hereunder shall be in writing, addressed: (i) to the Company at its principal corporate headquarters, to the attention of the Board, and (ii) to you at the most recent residential address contained within the personnel records of the Company (or to such other address as such party may designate in a notice duly delivered as described below).  Any such notice or communication shall be delivered by telecopy, by hand, by courier or sent certified or registered mail, return receipt requested, postage prepaid, addressed as above, and in the case of delivery other than by hand, the third business day after the actual date of mailing shall constitute the time at which notice was given.

          Any controversy or claim arising out of or relating to this letter agreement or the breach of this letter agreement that cannot be resolved by you and the Company, including any dispute as to the calculation of any payments hereunder, and the terms of this letter agreement, shall be exclusively resolved by way of confidential arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, which arbitration shall take place in New York, New York.  This letter agreement shall be construed, interpreted and governed in accordance with the laws of New York.

          This letter agreement contains the entire understanding of the parties with respect to your employment with the Company and there are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein.  This letter agreement may not be altered, modified or amended, except by written instrument signed by the parties hereto and may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  The failure of a party to insist upon strict adherence to any term of this letter agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this letter agreement.

          This letter agreement shall not be assignable by you but may be assigned by the Company to an entity, which is a successor in interest to substantially all of the Company Stock or assets of the Company.

          If the foregoing terms and conditions are acceptable and agreed to by you, please sign on the line provided below to signify such acceptance and agreement and return the executed copy to the undersigned.

BRISTOL WEST HOLDINGS, INC.

By:	/s/ George G. O’Brien

Name:	George G. O’Brien
Title:	Chief Legal Officer

Accepted and Agreed as of this 25th day of May, 2006

/s/ James R. Fisher

James R. Fisher